As filed with the Securities and Exchange Commission on May 2, 2024

Registration No. 333-277394

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SCISPARC LTD.

(Exact name of registrant as specified in its charter)

State of Israel	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

20 Raul Wallenberg Street, Tower A, Tel Aviv 6971916, Israel Tel: (+972) (3) 610-3100	Puglisi & Associates 850 Library Ave., Suite 204 Newark, DE 19711 Tel: (302) 738-6680
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Oded Har-Even, Esq. Howard E. Berkenblit, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10020 Tel: (212) 660-3000	Dr. Shachar Hadar, Adv. Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel Tel: (+972) (3) 610-3100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1, or this Post-Effective Amendment, to the Registration Statement on Form F-1 (File No. 333-277394), or the Registration Statement, is being filed pursuant to our undertaking in the Registration Statement to update and supplement information contained in the Registration Statement, as originally declared effective by the Securities and Exchange Commission, or the SEC, on March 6, 2024. The Registration Statement originally covered the offer and sale of up to 5,402,887 ordinary shares, no par value, or Ordinary Shares, by YA II PN, LTD., a Cayman Islands exempt limited partnership, or YA or the Selling Shareholder. The Selling Shareholder is a fund managed by Yorkville Advisors Global, LP.

The information included in this filing updates and supplements the Registration Statement and the prospectus contained or incorporated therein. No additional securities are being registered under this Post-Effective Amendment. Accordingly, this Post-Effective Amendment concerns only the offer and sale of Ordinary Shares held by YA.

All filing fees payable to the SEC in connection with the registration of these securities were previously paid in connection with the initial filing of the Registration Statement or prior amendments thereto.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the post-effective amendment to the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated May 2, 2024

PROSPECTUS

Up to 4,422,435 Ordinary Shares

SciSparc Ltd.

This prospectus relates to the offer and sale of up to 4,422,435 of our ordinary shares, no par value, or the Ordinary Shares, by YA II PN, LTD., a Cayman Islands exempt limited partnership, or YA or the Selling Shareholder. The Selling Shareholder is a fund managed by Yorkville Advisors Global, LP.

On January 21, 2024, we entered into a Standby Equity Purchase Agreement, as amended on February 26, 2024, or the SEPA, with the Selling Shareholder, which provided for the sale of up to $20.0 million of our Ordinary Shares. Of the $20.0 million eligible to be sold pursuant to the SEPA, or the Commitment Amount, to date we have sold 980,452 Ordinary Shares, which includes 55,293 of our Ordinary Shares, or the Commitment Shares, which we issued in satisfaction of the payment of the commitment fee amount of $200,000. In connection with the SEPA, we may request pre-paid advances of the Commitment Amount, in an amount up to $5.0 million, each a Pre-Paid Advance. Each Pre-Paid Advance will be evidenced by a promissory note, each, a Promissory Note. Each Promissory Note will fully mature 24-months following its issuance and shall accrue interest on the outstanding principal balance thereon at a rate of 5% per annum, increasing to 18% per annum upon an Event of Default (as defined in the Promissory Note). Beginning 150 days after the issuance of a Promissory Note, we shall pay to YA a monthly installment payment of 10% of the original principal amount of the Promissory Note and accrued interest, payable in cash or by submitting an Advance Notice, where YA will offset the amount due to be paid to us under such notice against an equal amount of the monthly installment amount, at our option. If we elect to pay in cash, the installment amount shall also include a payment premium in the amount of 5% of the principal amount of the installment payment. The Promissory Note contains our customary representations and warranties and Events of Default.

The Ordinary Shares being offered by the Selling Shareholder may be issued pursuant to the SEPA. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our Ordinary Shares by the Selling Shareholder. However, we may receive up to $20.0 million in aggregate gross proceeds from sales of our Ordinary Shares to the Selling Shareholder that we may make under the SEPA, from time to time after the date of this prospectus. Pursuant to the SEPA, we have issued to the Selling Shareholder an aggregate of 55,293 of our Ordinary Shares, or the Commitment Shares, in satisfaction of payment of the commitment fee of $200,000. The additional shares that may be offered pursuant to this prospectus would be purchased by the Selling Shareholder pursuant to the SEPA at 97% of the market price, which is defined as the lowest daily volume weighted average price of the Ordinary Shares during the three consecutive trading days commencing on the trading day immediately following our delivery of an advance notice to the Selling Shareholder.

The Selling Shareholder may sell the Ordinary Shares included in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Shareholder may sell the shares in the section entitled “Plan of Distribution.” The Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act.

The Selling Shareholder will pay all brokerage fees and commissions and similar expenses in connection with the offer and sale of the Ordinary Shares by the Selling Shareholder pursuant to this prospectus. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred to register under the Securities Act the offer and sale of the Ordinary Shares included in this prospectus by the Selling Shareholder. See “Plan of Distribution.”

Our Ordinary Shares are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “SPRC”. On May 1, 2024, the last reported sale price of our Ordinary Shares on Nasdaq was $1.37 per share.

Investing in our securities involves risk. See “Risk Factors” beginning on page 4 of this prospectus and “Item 3. — Key Information — D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2023, or the 2023 Annual Report, incorporated by reference in this prospectus for a discussion of the factors you should consider carefully before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2024.

You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Shareholder have authorized anyone to provide you with information that is different. The Selling Shareholder is offering to sell the securities, and seeking offers to buy the securities, only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities.

For investors outside of the United States: Neither we nor the Selling Shareholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “SciSparc” refer to SciSparc Ltd. and its consolidated subsidiaries.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, and references to “dollars” or “$” mean U.S. dollars.

On September 28, 2023, we completed a reverse split of our share capital in the ratio of 26:1, or the Reverse Split. Unless the context expressly indicates otherwise, all references to share and per share amounts referred to herein reflect the amounts after giving effect to the Reverse Split.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information.

We report financial information under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board and none of the financial statements were prepared in accordance with generally accepted accounting principles in the United States.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Ordinary Shares. Before you decide to invest in our Ordinary Shares, you should read the entire prospectus carefully, including the “Risk Factors” section, and the financial statements and related notes thereto and the other information incorporated by reference herein.

Our Company

We are a specialty clinical-stage pharmaceutical company. Our focus is creating and enhancing a portfolio of technologies and assets based on cannabinoid therapies. With this focus, we are currently engaged in developing and testing pharmaceutical compositions comprised of N-acylethanolamines and cannabinoids such as Palmitoylethanolamide, or PEA, and/or Δ9-tetrahydrocannabinol, or THC, and/or non-psychoactive cannabidiol, or CBD, and/or other cannabinoid receptor agonists, from which we have derived three main proprietary combinations: SCI-110 for the treatment of Tourette syndrome and Alzheimer’s disease and agitation; SCI-160 for the treatment of pain; and SCI-210 for the treatment of Autism Spectrum Disorder, or ASD. We hold a 50.86% controlling stake in our subsidiary SciSparc Nutraceuticals Inc., which focuses on the sale of hemp-based products on Amazon Marketplace.

SCI-110 is a proprietary drug candidate based on two components: (1) THC, which is the major cannabinoid molecule in the cannabis plant, and (2) CannAmide™, a proprietary Palmitoylethanolamide, or PEA, formulation. PEA is an endogenous fatty acid amide that belongs to the class of nuclear factor agonists, which are molecules that regulate the expression of genes. We believe that the combination of THC and PEA may induce a reaction known as the “sparing effect,” which has strong potential to treat various diseases such as TS and Alzheimer’s disease and agitation.

SCI-210 is a proprietary drug candidate based on two components: (1) CBD, and (2) CannAmide™. We believe that the combination of CBD and PEA may also induce a sparing effect reaction, which has strong potential to treat various diseases such as ASD and SE.

SCI-160 is a novel pharmaceutical preparation containing a cannabinoid receptor type 2, or CB2 receptor, agonist for the treatment of pain. This innovative CB2 receptor agonist was synthesized by Raphael Mechoulam, Ph.D., Professor of Medicinal Chemistry at the Hebrew University, a member of the SciSparc Scientific Advisory Board. We believe that modulating CB2 receptor activity by selective CB2 receptor agonists holds unique therapeutic potential for addressing pain conditions.

Pursuant to the positive results obtained in a phase IIa TS study conducted at Yale School of Medicine, we developed a regulatory dossier that was submitted to the German Federal Institute for Drugs and Medical Devices, or BfArM, and the Israeli Ministry of Health, or MoH, for our SCI-110 program for TS. Both agencies approved the program. We plan to submit this regulatory dossier to the U.S. Food and Drug Administration, or the FDA.

Standby Equity Purchase Agreement with YA

On January 21, 2024, we entered into the SEPA with YA, as amended on February 26, 2024. Pursuant to the SEPA, we will be able to sell up to $20.0 million of our Ordinary Shares, at our sole option, any time during the three-year period following the execution date of the SEPA. Of the Commitment Amount, to date we have sold 980,452 Ordinary Shares. Pursuant to the terms of the SEPA, any Ordinary Shares sold to YA will be priced at 97% of the market price, which is defined as the lowest daily volume weighted average price of the Ordinary Shares during the three consecutive trading days commencing on the trading day immediately following our delivery of an advance notice to YA, or the Advance Price. Any sale of Ordinary Shares pursuant to the SEPA is subject to certain limitations, including that YA is not permitted to purchase any Ordinary Shares that would result in it owning more than 9.99% of our Ordinary Shares.

Subject to certain conditions precedent as described in the SEPA, we may request Pre-Paid Advances. Each Pre-Paid Advance will be evidenced by a Promissory Note. Each Promissory Note will fully mature 24-months following its issuance and shall accrue interest on the outstanding principal balance thereon at a rate of 5% per annum, increasing to 18% per annum upon an Event of Default (as defined in the Promissory Note). Beginning 150 days after the issuance of a Promissory Note, we shall pay to YA a monthly installment payment of 10% of the original principal amount of the Promissory Note and accrued interest, payable in cash or by submitting an Advance Notice, where YA will offset the amount due to be paid to us under such notice against an equal amount of the monthly installment amount, at the our option. If we elect to pay in cash, the installment amount shall also include a payment premium in the amount of 5% of the principal amount of the installment payment. The Promissory Note contains our customary representations and warranties and Events of Default.

We are not obligated to utilize any of the $20.0 million available under the SEPA and there are no minimum commitments or minimum use penalties. The total amount of funds that ultimately can be raised under the SEPA over the three-year term will depend on the market price for the Ordinary Shares and the number of Ordinary Shares actually sold. The SEPA does not impose any restrictions on our operating activities. During the term of the SEPA, YA, and its affiliates, are prohibited from engaging in any short selling or hedging transactions related to the Ordinary Shares.

In addition, we also agreed to pay YA a commitment fee equal to $200,000, or 1.0% of the aggregate amount available to be sold under the SEPA, as consideration for its irrevocable commitment to purchase our Ordinary Shares under the SEPA, payable in an amount of our Ordinary Shares equal to $200,000 divided by the daily volume-weighted average price of the Ordinary Shares on the trading day immediately prior to the SEPA and also agreed to pay to YA a structuring fee in the amount of $10,000. As satisfaction of the commitment fee, we issued 55,293 of our Ordinary Shares as the Commitment Shares to YA.

Pursuant to the SEPA, we were required to register resales of the Ordinary Shares eligible to be sold pursuant to the SEPA and Commitment Shares, collectively referred to as the Registrable Shares. We agreed to file this registration statement, which was originally declared effective by the SEC on March 6, 2024, and shall not have the ability to request any advances under the SEPA until the post-effective amendment to this registration statement, of which this prospectus forms a part, is declared effective.

AutoMax Agreement and Plan of Merger

On April 10, 2024, we entered into an Agreement and Plan of Merger, or the Merger Agreement, with AutoMax Motors Ltd., an Israeli limited company and a leading vehicle importer company in Israel, or AutoMax, and SciSparc Merger Sub Ltd., an Israeli limited company and wholly-owned subsidiary of the Company, or Merger Sub. Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, including approval of the transaction by our shareholders and AutoMax’s shareholders, Merger Sub will be merged with and into AutoMax, with AutoMax surviving the Merger as a wholly-owned subsidiary of the Company, or the Merger.

Company Information

Our legal and commercial name is SciSparc Ltd. We were incorporated in the State of Israel on August 23, 2004, and are subject to the Israeli Companies Law, 5759-1999, or the Companies Law.

Our Ordinary Shares are listed on Nasdaq under the symbol “SPRC”. Our principal executive offices are located at 20 Raul Wallenberg St., Tower A, 2nd Floor, Tel Aviv 6971916 Israel. Our telephone number in Israel is: (+972) (3) 717 5777. Our website address is http://www.scisparc.com. The information contained on our website or available through our website is not incorporated by reference into and should not be considered a part of this prospectus.

THE OFFERING

Ordinary Shares currently outstanding	3,097,815 Ordinary Shares.

Ordinary Shares offered by the selling shareholder	Up to 4,422,435 Ordinary Shares that we may sell to YA under this SEPA from time to time.

Ordinary Shares to be outstanding after this offering(1)	7,520,250 Ordinary Shares, assuming the sale of a total 4,422,435 Ordinary Shares to YA pursuant to the SEPA (at an assumed price per share of $3.74, which is the last reported sales price of our Ordinary Shares on Nasdaq on February 26, 2024).

Use of proceeds	We will not receive any proceeds from the sale of the Ordinary Shares included in this prospectus by the Selling Shareholder. We may receive up to $20.0 million aggregate gross proceeds under the SEPA from sales of the Ordinary Shares that we elect to make to YA pursuant to the SEPA, if any, from time to time in our sole discretion, although the actual amount of proceeds that we may receive cannot be determined at this time and will depend on the number of shares we sell under the SEPA and market prices at the times of such sales. In connection with the SEPA, we may request Pre-Paid Advances of the Commitment Amount in an amount up to $5.0 million. Any proceeds that we receive from sales of our Ordinary Shares to YA or Pre-Paid Advances under the SEPA will be used for working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors	Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section starting on page 4 of this prospectus, and “Item 3. — Key Information — D. Risk Factors” in our 2023 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in the Ordinary Shares, for a discussion of factors to consider carefully before deciding to invest in the Ordinary Shares.

Listing	Our Ordinary Shares are listed on Nasdaq under symbol “SPRC”.

(1)	The number of the Ordinary Shares to be outstanding immediately after this offering as shown above assumes that all of the Ordinary Shares offered hereby are sold and is based on 3,097,815 Ordinary Shares outstanding as of April 30, 2024. This number excludes:

●	7,013 Ordinary Shares issuable upon the exercise of options outstanding under our 2015 Share Option Plan, at a weighted average exercise price of $166.28 per share;

●	1,013,787 Ordinary Shares reserved for issuance and available for future grant under our 2023 Share Option Plan;

●	364,694 Ordinary Shares issuable upon the exercise of outstanding warrants, with exercise prices ranging from $68.38 to $637.0 per Ordinary Share; and

●	2,285,000 Ordinary Shares issuable upon the exercise of outstanding pre-funded warrants, with exercise prices ranging from $0.001 to $0.026 per Ordinary Share.

RISK FACTORS

Investing in our securities involves risks. Please carefully consider the risk factors described below and in our periodic reports filed with the SEC, including those set forth under the caption “Item 3. Key Information – D. Risk Factors” in our 2023 Annual Report, which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. You should be able to bear a complete loss of your investment.

Risks Related to an Investment in Our Securities and this Offering

It is not possible to predict the actual number of shares we will sell under the SEPA to the Selling Shareholder, or the actual gross proceeds resulting from those sales.

On January 21, 2024, we entered into the SEPA with YA, pursuant to which YA has committed to purchase up to $20.0 million of our Ordinary Shares, subject to certain limitations and conditions set forth in the SEPA. Of the Commitment Amount, to date we have not sold any Ordinary Shares (other than the Commitment Shares). The Ordinary Shares that may be issued under the SEPA may be sold by us to YA at our discretion from time to time over an approximately 36-month period commencing on the date of the SEPA.

We generally have the right to control the timing and amount of any sales of our Ordinary Shares to YA under the SEPA. Sales of our Ordinary Shares, if any, to YA under the SEPA will depend upon market conditions and other factors. We may ultimately decide to sell to YA all, some or none of the Ordinary Shares that may be available for us to sell to YA pursuant to the SEPA.

Because the purchase price per share to be paid by YA for the Ordinary Shares that we may elect to sell to YA under the SEPA, if any, will fluctuate based on the market prices of Ordinary Shares during the applicable purchase valuation period for each purchase made pursuant to the SEPA, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of Ordinary Shares that we will sell to YA under the SEPA, the purchase price per share that YA will pay for shares purchased from us under the SEPA, or the aggregate gross proceeds that we will receive from those purchases by YA under the SEPA, if any.

Moreover, although the SEPA provides that we may sell up to an aggregate of $20.0 million of our Ordinary Shares to YA, other than the Commitment Shares only an aggregate of 5,347,594 Ordinary Shares are being registered under this Registration Statement that we may elect to sell to YA, in our sole discretion, from time to time from and after the date of, and pursuant to, the SEPA. Even if we elect to sell to YA all of the Ordinary Shares being registered for resale under this prospectus, depending on the market prices of our Ordinary Shares at the time of such sales, the actual gross proceeds from the sale of all such shares may be substantially less than the $20.0 million total commitment under the SEPA, which could materially adversely affect our liquidity.

If we desire to issue and sell to YA under the SEPA more than the 4,422,435 Ordinary Shares offered for resale under this prospectus, we would need to file with the SEC one or more additional registration statements to register under the Securities Act the resale by YA of any such additional Ordinary Shares and the SEC would have to declare such registration statement or statements effective before we could sell additional shares.

Any issuance and sale by us under the SEPA of a substantial number of Ordinary Shares in addition to the Ordinary Shares being registered for resale by YA under this prospectus could cause additional substantial dilution to our shareholders. The number of Ordinary Shares ultimately offered for sale by YA is dependent upon the number of Ordinary Shares, if any, we ultimately sell to YA under the SEPA.

Further, the resale by YA of a significant number of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Ordinary Shares to decline and to be highly volatile.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the SEPA, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to YA. If and when we do elect to sell Ordinary Shares to YA pursuant to the SEPA, YA may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from YA in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from YA in this offering as a result of future sales made by us to YA at prices lower than the prices such investors paid for their shares in this offering.

We may require additional financing to sustain our operations and without it we will not be able to continue operations.

The extent to which we rely on YA as a source of funding will depend on a number of factors, including the prevailing market price of our Ordinary Shares, our ability to meet the conditions necessary to deliver advance notices under the SEPA and the extent to which we are able to secure funding from other sources. Regardless of the amount of funds we ultimately raise under the SEPA, if any, we expect to continue to seek other sources of funding. Even if we were to sell to YA the total commitment of $20.0 million, of which to date we have not sold any Ordinary Shares (other than the Commitment Shares), under the SEPA we will still need additional capital to fully implement our business plan.

Future sales and issuances of our Ordinary Shares or other securities might result in significant dilution and could cause the price of our Ordinary Shares to decline.

To raise capital, we may sell Ordinary Shares, convertible securities or other equity securities in one or more transactions other than those contemplated by the SEPA, at prices and in a manner we determine from time to time. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional Ordinary Shares, or securities convertible or exchangeable into Ordinary Shares, in future transactions may be higher or lower than the price per share paid by investors in this offering. Any sales of additional shares will dilute our stockholders.

Sales of a substantial number of Ordinary Shares in the public market or the perception that these sales might occur could depress the market price of our Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Ordinary Shares. In addition, the sale of substantial numbers of our Ordinary Shares could adversely impact their price.

Management will have broad discretion as to the use of the proceeds from the SEPA or any potential Pre-Paid Advance and uses may not improve our financial condition or market value.

Because we have not designated the amount of net proceeds or potential Pre-Paid Advance from the SEPA to be used for any particular purpose, our management will have broad discretion as to the application of such proceeds. Our management may use the proceeds for working capital and general corporate purposes that may not improve our financial condition or advance our business objectives.

Risks Related to the Merger

If the proposed Merger with AutoMax is not consummated, SciSparc could suffer materially and SciSparc’s share price could decline.

The consummation of the proposed Merger with AutoMax is subject to a number of closing conditions, including the approval by ourshareholders and AutoMax’s shareholders, approval by Nasdaq of SciSparc’s listing of additional securities application of our ordinary shares issued in connection with the Merger, and other customary closing conditions. In addition, at the closing date of the Merger, the net cash held by SciSparc, as described in the Merger Agreement, shall be no less than $4,250,000 (less any amount owned by AutoMax to SciSparc under any loan agreement between the parties) and the sum of $4,250,000 (less any amount owned by AutoMax to SciSparc under any loan agreement between the parties). SciSparc is targeting a closing of the transaction in the third quarter of 2024.

If the proposed Merger is not consummated, SciSparc may be subject to a number of material risks, and its share price could be adversely affected, as follows:

●	SciSparc has incurred and expects to continue to incur significant expenses related to the proposed Merger with AutoMax, even if the Merger is not consummated.

●	The Merger Agreement contains covenants restricting SciSparc’s solicitation of competing acquisition proposals and the conduct of SciSparc’s business between the date of signing the Merger Agreement and the closing of the Merger. As a result, significant business decisions and transactions before the closing of the Merger require the consent of AutoMax. Accordingly, SciSparc may be unable to pursue business opportunities that would otherwise be in its best interest as a standalone company. SciSparc has invested significant time and resources in the transaction process and if the Merger Agreement is terminated SciSparc will have a limited ability to continue its current operations without obtaining additional financing.

●	SciSparc’s collaborators and other business partners and investors in general may view the failure to consummate the Merger as a poor reflection on its business or prospects.

●	Some of SciSparc’s collaborators and other business partners may seek to change or terminate their relationships with SciSparc as a result of the proposed Merger or the failure thereof.

●	As a result of the Merger, current and prospective employees could experience uncertainty about their future roles within the combined company. This uncertainty may adversely affect SciSparc’s ability to retain its key employees, who may seek other employment opportunities.

●	SciSparc’s management team may be distracted from day to day operations as a result of the proposed Merger.

●	Nasdaq could determine to delist SciSparc’s ordinary shares which could have an adverse effect on the value of SciSparc’s ordinary shares and any future ability to raise capital.

In addition, if the Merger Agreement is terminated and SciSparc’s board of directors determines to seek another business combination, it may not be able to find a third party willing to provide equivalent or more attractive consideration than the consideration to be provided by each party in the Merger. In such circumstances, SciSparc’s board of directors may elect to, among other things, divest all or a portion of SciSparc’s business, or take the steps necessary to liquidate all of SciSparc’s business and assets, and in either such case, the consideration that SciSparc receives may be less attractive than the consideration to be received by SciSparc pursuant to the Merger Agreement.

If the conditions to the Merger are not met, the Merger will not occur.

Even if the Merger is approved by the shareholders of SciSparc and AutoMax, specified conditions must be satisfied or waived to complete the Merger. These conditions are set forth in the Merger Agreement. SciSparc and AutoMax cannot assure you that all of the conditions will be satisfied. If the conditions are not satisfied or waived, the Merger will not occur or will be delayed, and SciSparc and AutoMax each may lose some or all of the intended benefits of the Merger.

Some SciSparc and AutoMax officers and directors have interests in the Merger that are different from yours and that may influence them to support or approve the Merger without regard to your interests.

Certain officers and directors of SciSparc and AutoMax participate in arrangements that provide them with interests in the Merger that are different from yours, including, among others, the continued service as an officer or director of the combined company, continued indemnification and the potential ability to sell an increased number of shares of the combined company in accordance with Rule 144 under the Securities Act. These interests, among others, may influence the officers and directors of SciSparc and AutoMax to support or approve the Merger.

The Merger may be completed even though material adverse changes may result from the announcement of the Merger, industry-wide changes and other causes.

In general, either party can refuse to complete the Merger if there is a material adverse change affecting the other party following April 10, 2024, the date of the Merger Agreement. However, some types of changes do not permit either party to refuse to complete the Merger, even if such changes would have a material adverse effect on SciSparc or AutoMax, to the extent they resulted from the following (unless, in some cases, they have a disproportionate effect on SciSparc or AutoMax, as the case may be):

●	changes or conditions generally affecting the industries or markets in which SciSparc and AutoMax operate, and changes in the industries in which SciSparc and AutoMax operate regardless of geographic region (including legal and regulatory changes);

●	acts of war, armed hostilities or terrorism;

●	changes in financial, banking or securities markets;

●	any change in, or any compliance with or action taken for the purpose of complying with, any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental body (including under the authority of Nasdaq or the Financial Industry Regulatory Authority), or changes in any interpretations thereof;

●	any change in U.S. generally accepted accounting principles or interpretations thereof;

●	the announcement of the Merger Agreement or the pendency of the Merger;

●	the taking of any action required to be taken by the Merger Agreement;

●	pandemics, including any worsening thereof, man-made disasters, natural disasters, acts of God or other force majeure event; and

●	changes in U.S. or non-U.S. general economic or political conditions, or in the financial, credit or securities markets in general, including any shutdown of any governmental authority.

If adverse changes occur but SciSparc and AutoMax must still complete the Merger, the combined company’s share price may suffer.

The market price of the combined company’s shares may decline as a result of the Merger.

The market price of the combined company’s shares may decline as a result of the Merger for a number of reasons, including if:

●	the combined company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial or industry analysts;

●	the effect of the Merger on the combined company’s business and prospects is not consistent with the expectations of financial or industry analysts; or

●	investors react negatively to the effect on the combined company’s business and prospects from the Merger.

SciSparc and AutoMax shareholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger.

If the combined company is unable to realize the strategic and financial benefits currently anticipated from the Merger, SciSparc shareholders will have experienced substantial dilution of their ownership interest without receiving any commensurate benefit. Significant management attention and resources will be required to integrate the two companies. Delays in this process could adversely affect the combined company’s business, financial results, financial condition and share price following the Merger. Even if the combined company were able to integrate the business operations successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies, innovation and operational efficiencies that may be possible from this integration and that these benefits will be achieved within a reasonable period of time.

During the pendency of the Merger, SciSparc and AutoMax will be subject to contractual limitations set forth in the Merger Agreement that restrict the parties’ ability to enter into business combination transactions with another party.

Covenants in the Merger Agreement impede the ability of SciSparc or AutoMax to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Merger. As a result, if the Merger is not completed, the parties may be at a disadvantage to their competitors. In addition, while the Merger Agreement is in effect and subject to limited exceptions, each party is prohibited from soliciting, initiating, encouraging or taking actions designed to facilitate any inquiries or the making of any proposal or offer that could lead to the entering into certain extraordinary transactions with any third party, such as a sale of assets, an acquisition of SciSparc’s securities, a tender offer for SciSparc’s securities, a Merger or other business combination outside the ordinary course of business. Any such transactions could be favorable to such party’s shareholders.

Certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

The terms of the Merger Agreement prohibit each of SciSparc and AutoMax from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals. Because the lack of a public market for AutoMax shares makes it difficult to evaluate the fairness of the Merger, the shareholders of AutoMax may receive consideration in the Merger that is less than the fair market value of the AutoMax shares.

Certain shareholders could attempt to influence changes within SciSparc that could adversely affect SciSparc’s operations, financial condition and the value of SciSparc’s ordinary shares.

Our shareholders may from time to time seek to acquire a controlling stake in our Company, engage in proxy solicitations, advance shareholder proposals or otherwise attempt to effect changes. Campaigns by shareholders to effect changes at publicly-traded companies are sometimes led by investors seeking to increase short-term shareholder value through actions such as financial restructuring, increased debt, special dividends, stock repurchases or sales of assets or the entire company. Responding to proxy contests and other actions by activist shareholders can be costly and time-consuming and could disrupt our operations and divert the attention of our board of directors and senior management from the pursuit of the proposed transaction. These actions could adversely affect our operations, financial condition, our ability to consummate the Merger and the value of our Ordinary Shares.

SciSparc and AutoMax may become involved in securities litigation or shareholder derivative litigation in connection with the Merger, and this could divert the attention of SciSparc and AutoMax management and harm the combined company’s business, and insurance coverage may not be sufficient to cover all related costs and damages.

Securities litigation or shareholder derivative litigation frequently follows the announcement of certain significant business transactions, such as the sale of a business division or announcement of a business combination transaction. SciSparc and AutoMax may become involved in this type of litigation in connection with the Merger, and the combined company may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect the business of SciSparc, AutoMax and the combined company.

If any of the events described in “Risks Related to AutoMax’s Business and Operations” occur, those events could cause the potential benefits of the Merger not to be realized.

AutoMax’s business is expected to constitute a significant portion of the business of the combined company following the Merger. As a result, the risks described below in the section entitled “Risks Related to AutoMax’s Business and Operations” beginning on page 9 are among the most significant risks to the combined company if the Merger is completed. To the extent any of the events in the risks described in the sections referenced in the previous sentence occur, those events could cause the potential benefits of the Merger not to be realized and the market price of the combined company’s shares to decline.

Risks Related to AutoMax’s Business and Operations

AutoMax operates in a highly competitive industry. Failure to develop and execute strategies to remain a preferred importer and seller of vehicles and to adapt to the increasing use of digital and online tools to market, buy, sell, lease and finance vehicles could adversely affect its business, sales and results of operations.

The automotive imports industry is highly competitive, including publicly and privately owned car importers, which import the same vehicle brands in a variety of models. The value chain in the automotive industry includes international vehicle manufactures and importers. There are approximately 15 official import groups in Israel, representing various manufactures, and responsible for approximately 97% of the automotive imports to Israel. In addition, there are a few dozen parallel importers, who are collectively responsible for approximately 3% of the imports. AutoMax’s competition is dynamic and changes annually based on the selection of vehicles its choses to import and hold in inventory for that year. AutoMax’s selection of product lineup is done annually and determined by a comprehensive analysis of various factors, including vehicle availability in the importing country, local market demand, tax advantages, currency exchange rates, and other relevant factors. Certain of AutoMax’s competitors have access to more capital than it, which may provide them with an advantage in forging relationships or providing customers with more competitive prices. Certain car dealers leverage relationships with vehicle manufacturers to sell used cars as “certified pre-owned”, which could provide such competitors with an advantage over AutoMax.

Additionally, competitors are shifting more focus to online sales, as this is becoming a consumer trend. While AutoMax currently provides online sale services, there is no guarantee it will be successful in transitioning to online tools, for buying, selling, leasing and financing vehicles which could adversely affect its business, sales and results of operations.

The automotive retail industry in general and AutoMax’s business in particular are sensitive to economic conditions. These conditions could adversely affect its business, sales, results of operations and financial condition.

The automotive retail industry is sensitive to economic conditions such as inflation rates, increased gas prices, increased import prices, consumer credit availability, and recessions. The recent historically high global inflation, geopolitical issues, each of the Israel – Hamas war and Russia – Ukraine war, continuous increases in interest rates, unstable global conditions and changes in exchange rates have led to global economic instability. In 2022, AutoMax witnessed a decrease of approximately 8% in vehicle sales, mainly due to the global chip crisis caused by the Russia – Ukraine war. For additional information about the impact of the Israel – Hamas war on our business and operations, see “—AutoMax’s business and operations face many risks inherent to international maritime trade, and our location in Israel including the ongoing interplay of the Israel – Hamas war, may exacerbate the import process, which is material to the success of our business and operations”. The disruption in supply caused a shortage of new vehicles on the market, a longer waiting period for vehicle delivery, as well as an increase in prices.

The demand for vehicles could be affected by such material changes in supply, market prices, exchange rates and general economic conditions. As a result of high inflation and recession, we are seeing record high levels of interest rates, unemployment and consumer spending trends are changing.

Delays or reductions in our customers’ purchasing or shifts to lower-cost alternatives that result from tighter economic market conditions, could reduce the demand for new vehicles and encourage consumers to remain with their current vehicles for longer periods of time, and could, consequently have a material adverse effect on AutoMax’s business, financial condition, and results of operations.

AutoMax’s business is sensitive to changes in the prices of new and used vehicles.

AutoMax’s business is sensitive to various changes, specifically to changes in the prices of new and used vehicles. A decrease in the prices of new or used vehicles, due to a reduction in import taxes or a reduced tax for purchasing vehicles could reduce its profit margins. For example, following an update of the Pollution Regulations and the Procedure for Testing Pollutants in Vehicles in the European Union (WLTP) the Israeli green taxation formula was updated. Pursuant to such updated taxation formula, the tax benefits in relation to vehicles with a low polluting level and set tax benefit limits, are gradually decreasing, which causes an increase in the prices of the vehicles that benefited from the purchase tax. For example, on January 1, 2023, the purchase tax on hybrid vehicles increased from 40% in 2022 to 50%, while the limit of the tax benefit was reduced from NIS 40,000 in 2021 to NIS 30,000. The purchase tax on electric vehicles was doubled from 10% in 2022 to 20% in 2023, while the limit of the tax benefit was reduced from NIS 75,000 in 2021 to NIS 60,000 in 2022.

Furthermore, in the event the market becomes open for the free import of vehicles other than through authorized importers of vehicles, it would encourage more companies to act as indirect importers, which would increase AutoMax’s competition.

AutoMax operates in Israel and therefore the prices it displays are in NIS, any depreciation of the NIS against foreign currencies in which we purchase vehicles from manufactures and the reduction of the price of the vehicles by the manufactures or the importers for other reasons, may adversely affect the value of the vehicles important and marketed by AutoMax.

These factors could lead to a decrease in the value of our inventory, and a decrease in AutoMax’s sales, which could adversely affect our business, sales, and results of operations.

AutoMax’s business is sensitive to changes in consumer preferences and global trends in the automotive industry.

AutoMax may be affected by various global trends and/or events in the environment in which it operates, on which we have no influence ability, which in turn may affect its operating results. The vehicle manufacturing industry has been characterized in recent years by significant technological progress, especially in the fields of vehicles driven by alternative energy sources and autonomous vehicles.

In addition, there is a noticeable increase in the cooperative economy trend and a trend of decreasing the environmental damages caused by the use of vehicles, which are expressed, inter alia, by increase in demand for the use of electric and hybrid vehicles, by the development of new models of vehicle’ sharing, by short-term vehicle rentals, in a pay-as-you-go model, and by shared travels. Alongside this, major cities in Europe are promoting processes intended to reduce and even limit completely the entrance of polluting vehicles into the cities. This trend has recently expanded to Israel, as part of which, restrictions were imposed on the entry of polluting vehicles into Jerusalem and Haifa, and similar restrictions are expected to enter into force in Tel Aviv as well.

The developments described above may create uncertainty in the long term regarding the motorization level as well as the growth rate of the vehicles’ manufacturing industry in which manufacturers whose vehicles we import are operating, as well as reducing, in the long term, the demand for car ownership, which in turn may influence our activity and affect AutoMax’s business results.

AutoMax’s business and operations face many risks inherent to international maritime trade, and our location in Israel including the ongoing interplay of the Israel – Hamas war, may exacerbate the import process, which is material to the success of our business and operations.

AutoMax imports, distributes and sells vehicles in Israel, and all the vehicles we sell are manufactured outside of Israel. While AutoMax manages its inventory of vehicles and spare parts in a manner that allows AutoMax to provide a rapid response to its customers’ needs, AutoMax’s business remains sensitive to customary risks of importing merchandise, such as currency fluctuations, import duties, trade regulations and restrictions, transportation costs, unforeseeable disasters, work stoppages, exchange rates, and general political conditions in other countries. Changes in trade policies could limit AutoMax’s ability to import vehicles and/or its ability to purchase vehicles and/or parts at reasonable prices.

In addition to the foregoing, there are particular risks to conducting AutoMax’s operations in Israel. Following Hamas’ attack on Israel and Israel’s security cabinet’s declaration of war against Hamas, the Houthi movement, which controls parts of Yemen, launched a number of attacks on marine vessels traversing the Red Sea, which marine vessels were thought to either be in route towards Israel or to be partly owned by Israeli businesses or persons. The Red Sea is a vital maritime route for international trade traveling to or from Israel. As a result of such disruptions, and in order to mitigate continued economic harm, suppliers have changed routes from Europe to the Middle East, and, as a result, AutoMax may experience in the future delays in supplier deliveries, extended lead times, and increased cost of freight, increased insurance costs, purchased materials and manufacturing labor costs. All of these factors would have an effect on AutoMax, which is substantially relies on its ability to import and sell vehicles, and such delays and increased costs could have an impact on AutoMax’s inventory which may prevent AutoMax from supplying vehicles in a timely fashion to purchasers and/or impede AutoMax’s ability to replenish its inventory based on consumer trends. Furthermore, such increase in costs could impact AutoMax’s ability to sell vehicles at competitive prices, which could materially affect its financial results and operations. Additionally, some of the main maritime companies have announced they will no longer make routes to Israel, until such time as it is safe, this could impede on AutoMax’s ability to import vehicles, and as a result could have a material adverse effect on its business and financial results. The risk of ongoing supply disruptions may further result in delayed deliveries of AutoMax products.

A decline in available financing may adversely affect AutoMax’s business.

Many of AutoMax’s customers finance their vehicle purchase. As the credit markets have historically experienced volatility and disruption, such downturns could adversely affect the credit market and affect AutoMax clients’ ability to secure the required financing. A part of AutoMax’s success is subject to the availability of affordable financing.

Additionally, AutoMax has non-guaranteed credit lines from four banking corporations, which aggregated to approximately NIS 141.5 million for the year ended December 31, 2022, of which it had utilized approximately NIS 138 million. These credit lines bear interest rates that vary between prime +1% and prime +2%. If the financial market or the banking system deteriorates, AutoMax’s ability to obtain additional financing may be affected. Such a decline in available financing could have an adverse effect on its business, operations, and financial results.

AutoMax’s ability to import and sell vehicles depends in large part on agreements with suppliers and, therefore, any disruption or deterioration in its relationship with such suppliers could impact its business.

AutoMax purchases its vehicles and components from a limited number of suppliers. Disruption or termination of these sources could occur (due to several factors, including, but not limited to, supplier capacity limitations, bankruptcy, acts of war, terrorism, fire, earthquake). Good relationships with such distributors are important for AutoMax’s business prospects. If AutoMax’s relationship with its suppliers were to deteriorate, or if its suppliers fail to supply vehicles, its business, financial condition, commercialization and results of operations could be materially adversely affected.

In recent years, as a result of difficulties faced by major vehicle manufacturers, there has been an increase in consolidation of activities and mergers and acquisitions in the automotive industry, as well as collaborations between vehicle manufacturers. The acquisition of a major supplier by a larger group may lead to cancellation or non-renewal of franchise agreements, and concentration of the import of brands to Israel under one importer.

AutoMax’s success depends greatly on its ability to retain and/or recruit suppliers who will provide it with a vehicle inventory, in the scope that will enable AutoMax to remain competitive in the marketing of vehicles to its customers in Israel.

AutoMax is a holding company and as a result are dependent on its operating subsidiaries to generate sufficient cash to fund its ongoing operations.

The continuation of AutoMax’s activities depends on its operating subsidiaries’ ability to generate sufficient cash and raise additional financial sources in order to develop its activities. The loss of operations or not sufficient operations of its subsidiaries could have a material adverse effect on its business, sales and results of operations. There is no certainty that AutoMax will succeed in raising funds in the required amount, or at all.

AutoMax is dependent on its management team and professional personnel, and its business could be harmed if it is unable to attract and retain personnel necessary for its success.

AutoMax’s success depends highly on its ability to attract and retain skilled, professional personnel, consultants and contractors. The departure of highly skilled professional personnel, in particular any particular key management personnel, could have an adverse impact on AutoMax’s operations and ability to execute its growth plan.

AutoMax’s efforts to retain and attract professional personnel may also result in significant additional expenses, which could adversely affect its profitability. There can be no assurance that professional personnel will continue to be employed or that we will be able to attract and retain qualified personnel in the future. Failure to retain or attract qualified personnel could have a material adverse effect on AutoMax’s business, financial condition and results of operations.

Risks Related to AutoMax’s Regulatory Matters

AutoMax’s operations are subject to a wide range of governmental regulations and laws. Its failure to comply with or any changes to these regulations and laws, could adversely affect AutoMax’s business, sales, results of operations and financial condition.

AutoMax operates in a highly regulated industry and it is subject to various local laws and regulations. Additionally, the automotive industry in Israel is characterized by vast regulation and strict regulatory requirements, including the standardization requirements, which may affect AutoMax’s expenditures and its operational results. Changes in regulatory arrangements that apply to the automotive industry, such as changes in government taxation policy, changes in the policy regarding the classification of vehicles as private or commercial for tax purposes or changes in the policy regarding the value of use of a personal vehicle provided by the employer for the use of the employee, or changes in the standards of vehicles permitted to be imported into Israel, may, in AutoMax’s estimation, lead to changes in demand for various types of vehicles, and affect in the long term the results of its activity. In addition, regulatory changes introduced following the recommendations of the Committee for the Increase of Competitiveness, as well as changes in the legal provisions that will completely remove or ease the barriers to entry into the industry, will allow the entry of additional indirect importers, increase competition and, as a result, may cause a decrease in AutoMax’s revenues and profitability.

Failure to renew AutoMax permits and licenses or their revocation could materially adversely affect its business, results of operations, financial condition and cash flows.

AutoMax’s subsidiary, Global Automax Ltd., operates in accordance with and subject to the permits and licenses granted to it for the purpose and within the framework of its activity as an indirect importer, as further detailed in this prospectus. The main licenses used for the AutoMax operations are in accordance with the Vehicle Services Licensing Law, Licensing Regulations for Services and Professions in the Automotive Industry (Vehicle Import and Marketing and Vehicle Trade), 5775-2016 (the “Vehicle Services Licensing Law”). Since its inception, the AutoMax subsidiary was granted the required permits and licenses, and these were extended, from time to time, new permits were obtained when required. However, failure to meet certain criteria as detailed in the Vehicle Services Licensing Law may lead to such permits and licenses being suspended or not eligible for renewal and/or extensions. Furthermore, such permits could be suspended or revoked until the required conditions are met. There are currently pending legal proceedings against AutoMax that could, among other things, impede on its ability to renew or obtain new licenses. For additional information, see “—Risks Related to AutoMax’s Regulatory Matters—AutoMax is subject to various legal proceedings. If the outcomes of these proceedings are adverse to AutoMax, it could have a material adverse effect on its business, results of operations and financial condition.” Cancellation, conditioning, limitation or non-renewal of any of the AutoMax licenses, due to the aforementioned reasons or for any other reason, may have an effect on its activities and business results.

Import product restrictions may impair AutoMax’s ability to sell vehicles or parts profitably.

Many of the spare or replacement parts AutoMax installs in its vehicles are manufactured outside of Israel. As a result, the AutoMax business is sensitive to customary risks of importing merchandise, such as import duties, trade regulations and restrictions, transportation costs, unforeseeable disasters, work stoppages, exchange rates, and general political conditions in other countries. Changes in trade policies could limit AutoMax’s ability to import vehicles and/or its ability to purchase vehicles and/or parts at reasonable prices. Such restrictions could additionally limit AutoMax’s ability to provide servicing for vehicles and decrease its sales and/or attractability for customers.

In addition, any inability to receive the required approvals to import its vehicles or any disputes or disagreements with officials regarding the import duties, tariffs, or similar matters, could adversely affect AutoMax’s ability to import vehicles into Israel as well as impact its profit margins.

AutoMax is subject to various legal proceedings. If the outcomes of these proceedings are adverse to AutoMax, it could have a material adverse effect on its business, results of operations and financial condition.

From time to time, AutoMax or its subsidiaries may be party to legal proceedings and claims in the ordinary course of business. While the outcomes of these matters cannot be predicted with certainty, AutoMax does not believe they will have a material effect on its consolidated financial position, results of operations, or cash flows.

There are currently two pending legal proceedings against AutoMax, certain beneficial owners as well as officers of the Company.

On August 5, 2021, the Tel Aviv District Attorney’s Office filed an indictment against Global Automax Ltd., Haim Levy Trade-In Ltd., and the following beneficial owners and officers: Daniel Levy, CEO; Yinon Amit, Chief Business Officer and Director; and Haim Levy, trade manager and the son of Daniel Levy (the “Directors and Officers”, together with Global Automax and Haim Levy Trade-In “Defendants”). Pursuant to the indictment:

●	Global Automax was accused of committing forgery offenses according to the Penal Law, fraud under the Penal Law, smuggling according to the Customs Ordinance [new version] and money laundering offenses, according to the Money Laundering Prohibition Law.

●	Haim Levy Trade In was accused of committing forgery offences under the Penal Law, fraud under the Penal Law, smuggling under the Customs Ordinance, tax and customs violations under the Customs Ordinance (new version), Value Added Tax Law and the Purchase Tax Law (Goods and Services), and money laundering offenses according to the Prohibition of Money Laundering Law and the Penal Law.

●	The Directors and Officers were accused of forgery offences under the Penal Law, fraud under the Penal Law, smuggling under the Customs Ordinance, and money laundering offenses according to the Prohibition of Money Laundering Law and the Penal Law.

The preliminary hearings were completed, and the evidence trials began in March 2023 for each of the Defendants. AutoMax denies the claims against it, and it should be noted that the regulations under the Vehicles Services Licensing Law were amended so that importers can purchase vehicles from any entity. Furthermore, while there were investigations against AutoMax, which were known to the Israeli Ministry of Transport, it renewed the AutoMax import licenses in accordance with the Vehicles Services Licensing Law and issued AutoMax new import licenses. Furthermore, the vehicles that are described in the indictment were never released from the customs authority, no import documents were submitted in their regard, ledgers or tax invoices. Additionally, Global Automax did not continue operating under the license listed in the indictment and it expired in 2015. The alleged incident was the first operation ever undertaken by Global Automax, and it has since developed its management and internal regulations to ensure each supplier its works with complies with the respective regulations prior to entering into any agreement or purchasing vehicles from these.

AutoMax believes, based on the position taken by its legal counsel on this matter, that Global Automax has strong claims in order to deal with the allegations in the indictment. Furthermore, based on information received from its legal counsel, in the event of a conviction against Global Automax, the penal sanctions would consist of a monetary fine, and if convicted of money laundering there could be repossessions. In addition, AutoMax could be exposed to an administrative procedure on behalf of the Israeli Ministry of Transport. Subject to Section 8 of the Vehicle Services Licensing Law, the Deputy Director General has the authority to refuse granting a license or the renewal of a license, if the applicant has been convicted of a criminal offense that, due to its nature, severity, or circumstance the applicant is not deemed fit to provide vehicle services or to provide services in the automotive field for which the application was submitted. The Deputy Director General has the same authority in the event an indictment was filed, even if a final verdict has not yet been reached. Furthermore, under Section 10(a)(7) of the Vehicle Services Licensing Law, the Deputy Director General can revoke or suspend a license until the licensee complies with the conditions put in place.

An additional lawsuit was filed on September 29, 2022, with the District Court in Tel Aviv in the form of a request for approval as a class action against Global Automax, Union Motors Ltd. (“Union”), Lex Motors Ltd. (“Lex”), Toyota Motor Corporation (“Toyota”), and Denso Corporation (“Denso”) (the “Request”).

The applicant claims that the defendants (Toyota as a manufacturer of vehicles; Danso as a manufacturer of allegedly defective fuel pumps, installed in Toyota and Lexus vehicles, and are the subject of the Request. Union and Lex served as direct importers of Toyota and Lexus vehicles in Israel. Global Automax served as an indirect importer of Toyota vehicles in Israel, and the company that imported the applicant’s vehicle to Israel. The applicant claims that each of Lex, Union and Global Automax, breached their obligations towards the group represented in the class action, inter alia, producing and/or importing and/or marketing and/or selling vehicles in which a defective fuel pump was installed, refraining from performing a service recall on all vehicles in which defective pumps were installed, avoided bearing the costs of damages caused by the defective fuel pumps and the service recall, etc.

This, according to the applicant, is in breach of the defendants’ obligations according to the Liability for Defective Products Law, 5740-1980, the Sales Law, 5728-1968, the Contracts Law (General Part), 5733-1973, the Licensing of Services and Professions in the Automotive Industry Law, 5776-2016 and other laws.

The applicant estimates the total damages for all members of the claim exceed an aggregate of NIS 2.5 million, and as such that cannot be estimated by him.

Global Automax has not yet submitted a reply to the request.

While AutoMax cannot accurately predict the outcome of this proceeding, it does not believe the claims are substantial and estimate the exposure with respect to such claim is likely immaterial.

AutoMax’s business is subject to a variety of local and international laws regarding privacy and data protection obligations.

AutoMax collects, uses, maintains and otherwise processes certain data about candidates and employees. AutoMax’s ability to collect, use, maintain or otherwise process personal data has been, and could be further, restricted by existing and new laws and regulations relating to privacy and data collection and protection, including the Israeli Privacy Protection Law, 5741-1981 (the “Privacy Law”). AutoMax implements measures for the purpose of adapting the relevant aspects of its activity to the provisions applicable subject to the Privacy Protection Law and the regulations enacted by virtue thereof, and for this purpose it recently contracted with a company that manages its information security and privacy protection aspects.

Changes in local or foreign tax laws, changing interpretations of existing tax laws, or adverse determinations by tax authorities could increase AutoMax’s tax burden or otherwise adversely affect its results of operations, and financial condition.

A certain degree of judgment is required in evaluating its tax positions and determining its provision for income taxes. In the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. As AutoMax operates in numerous taxing jurisdictions, the application of tax laws can be subject to diverging and sometimes conflicting interpretations by tax authorities of these jurisdictions. It is not uncommon for tax authorities in different countries to have conflicting views. In addition, tax laws are dynamic and subject to change as new laws are passed and new interpretations of the law are issued or applied. For example, the work being carried out by the OECD on base erosion and profit shifting as a response to increasing globalization of trade could result in changes in tax treaties or the introduction of new legislation that could impose an additional tax on businesses. As a result of changes to laws or interpretations, AutoMax’s tax positions could be challenged, and its income tax expenses could increase in the future.

There can be no assurance that its effective tax rate for the year ended December 31, 2023 will not change over time as a result of changes in corporate income tax rates or other changes in the tax laws of the jurisdictions in which AutoMax operates. Any changes in tax laws could have an adverse impact on its financial results.

Environmental, social and corporate governance (“ESG”) issues, including those related to climate change and sustainability, may have an adverse effect on our business, financial condition and results of operations and damage AutoMax’s reputation.

Public companies are facing increasing scrutiny related to ESG practices and disclosures from certain investors, capital providers, shareholder advocacy groups, other market participants, and other stakeholder groups. For example, certain institutional and individual investors have requested various ESG-related information and disclosures as they increasingly incorporate ESG criteria in making investment and voting decisions. With this increased focus, public reporting regarding ESG practices is becoming more broadly expected. Such increased scrutiny may result in increased costs, enhanced compliance or disclosure obligations, or other adverse impacts on AutoMax’s business, financial condition or results of operations. If AutoMax’s ESG practices and reporting do not meet investor or other stakeholder expectations, which continue to evolve, AutoMax may be subject to investor or regulator engagement regarding such matters.

In March 2024, the SEC published climate disclosure rules, subject to which SciSparc, upon consummation of the Merger, would be required to disclose certain climate-related information such as governance of climate-related risks and relevant risk management processes, among other things. While the final rules have yet to be implemented and are subject to ongoing litigation, we and AutoMax cannot predict the ultimate scope and impact these rules will have on AutoMax’s business. If the SEC’s climate disclosure rules are implemented, they would likely result in additional legal, accounting and financial compliance and increased general and administrative expenses. Moreover, this could result in increased management time and attention to ensure we are compliant with the regulations and expectations.

Risks Related to AutoMax’s Financing

AutoMax may not be able to satisfy its debt obligations upon the occurrence of a change in control under its debt instruments.

AutoMax intends to continue making investments to support its business growth and will likely require additional funds to respond to business challenges and opportunities, including the need to develop new features or enhance its technology and solutions, improve our operating infrastructure to support volume growth or acquire complementary businesses and technologies. Accordingly, AutoMax may need to engage in equity or debt financing to secure additional funds if its existing sources of cash and any funds generated from operations do not provide it with sufficient capital. If AutoMax raises additional funds through future issuances of equity or convertible debt securities, its existing stockholders could suffer significant dilution, and any new equity securities AutoMax issues could have rights, preferences, and privileges superior to those of holders of its other classes of shares.

Any future debt financing that AutoMax may secure in the future could involve restrictive covenants relating to its capital raising activities and other financial and operational matters, which may make it more difficult for AutoMax to obtain additional capital and to pursue business opportunities, including potential acquisitions. AutoMax may not be able to obtain additional financing on terms favorable to it, if at all. If AutoMax is unable to obtain adequate financing or financing on terms satisfactory to it when it requires it, AutoMax’s ability to continue to support its business growth and to respond to business challenges and opportunities could be significantly impaired, and its business may be adversely affected.

Increases in interest rate could materially adversely affect AutoMax’s business, financial condition, and results of operations.

The recent inflation, geopolitical issues, increase in energy costs, increases in interest rates, unstable global conditions and changes in currency exchange rates have led to global economic instability. Furthermore, as interest rates are reaching historically high records, it could impede AutoMax’s ability to obtain financing or comply with its existing credit lines if the banks. Such changes, and their impact on the global macro-economic environment, can impact AutoMax’s business, operating results, and financial condition. Furthermore, as the majority of AutoMax’s customers rely on credit financing to purchase vehicles, such increases to interest rates could make it less appealing and/or more difficult to purchase vehicles and thus decrease AutoMax’s sales, which could adversely affect AutoMax’s business, financial condition and results of operations.

AutoMax may experience credit default or losses if our customers default from the financing it provides.

As for the date of the report, through certain subsidiaries, AutoMax provides its customers with credit lines in low volumes. However, as is customary in the automotive industry, it is possible that according to AutoMax’s management decision, sales made to its customers will be partially made on credit. In such cases, AutoMax may be exposed to the risk that its customers will not meet their obligations to repay the full amount of the loan made available to them for the purpose of purchasing the vehicles.

New laws, regulations, or governmental policies in response to climate change, including fuel economy and greenhouse gas emission standards, or changes to existing standards, could adversely impact AutoMax’s business, results of operations, financial condition, cash flow, and prospects.

AutoMax is subject to a variety of local laws and regulations that pertain to the environment. Its business involves the use, handling and disposal of hazardous materials and wastes, including motor oil, gasoline, solvents, lubricants, paints and substances. AutoMax is subject to compliance with regulations concerning, among other things, the operation of underground and above-ground gasoline storage tanks, gasoline dispensing equipment, above-ground oil tanks and automotive paint booths.

The Clean Air Law, 5768-2008 (the “Clean Air Law”) authorizes the Israeli Minister of Environmental Protection (the “Minister”) to set provisions regarding the prevention and reduction of air pollution from mobile emission sources, in accordance with values commonly accepted in the developed countries of the world. The Clean Air Law determines that a person shall not sell, import or market a mobile emission source, except in accordance with the provisions set by the Minister. This law also states that it is mandatory to include the degree of air pollution of the vehicle and data regarding the fuel consumption of the vehicle in any new vehicle’ advertisement, as part of the advertisement itself; and, in addition, said data must be displayed by any entity engaged in the business of selling and marketing new vehicles within its premises. Similar provisions were established as part of the Clean Air Regulations (disclosure of air pollution data from a motor vehicle in an advertisement), 5769-2009, as well.

To the best of AutoMax’s understanding, it complies with the provisions of the Clean Air Law and the regulations established by virtue thereof and include the required data in its publications. In addition, the Clean Air Regulations (air pollution from vehicles), 5772-2012 determines what constitutes unreasonable air pollution from a vehicle and regulates the obligation to carry out an air pollution test for a vehicle before registering it, issuing a license, and renewing it. It should be noted that new vehicles imported to Israel undergo inspections to verify their suitability for delivery and registration.

In addition, there is a noticeable increase in the cooperative economy trend and a trend of decreasing the environmental damages caused by the use of vehicles, which are expressed, inter alia, by increase in demand for the use of electric and hybrid vehicles, by the development of new models of vehicle’ sharing, by short-term vehicle rentals, in a pay-as-you-go model, and by shared travels. Alongside this, major cities in Europe are promoting processes intended to reduce and even limit completely the entrance of polluting vehicles into the cities. This trend has recently expanded to Israel, as part of which, restrictions were imposed on the entry of polluting vehicles into Jerusalem and Haifa, and similar restrictions are expected to enter into force in Tel Aviv as well. The developments described above may create uncertainty in the long term regarding the motorization level as well as the growth rate of the vehicles’ manufacturing industry in which manufacturers whose vehicles we import are operating, as well as reducing, in the long term, the demand for car ownership, and thus influence AutoMax’s activity.

Risks Related to AutoMax’s Cybersecurity

Failure to maintain the security and functionality of AutoMax’s information systems, or to defend against or otherwise prevent a cybersecurity attack or data breach, could adversely affect its business, financial position, results of operations and liquidity.

AutoMax’s activities are linked by information systems, including telecommunications, the internet, network communications, emails and various computer hardware and software applications. As such, it could suffer damage to the aforementioned communication systems. In the current environment, there are numerous and evolving risks with regards to cybersecurity and privacy, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, employee malfeasance and human or technological error. While AutoMax implements various measures to minimize and even prevent these risks, including having a detailed action policy, it cannot guarantee no cyber-attack may be carried out. Computer hackers and others routinely attempt to breach the security of technology products, services and systems, and to fraudulently induce employees, customers, sub-contractors, agents, distributors or others to disclose information or unwittingly provide access to systems or data.

Although AutoMax has invested in measures to reduce these risks, it can provide no assurance that its current IT systems are fully protected against third-party intrusions, viruses, hacker attacks, information or data theft or other similar threats. The cost and operational consequences of implementing, maintaining and enhancing further data or system protection measures could increase significantly to overcome increasingly intense, complex, and sophisticated global cyber threats.

Despite its best efforts, AutoMax is not fully insulated from data breaches and system disruptions and, accordingly, it has experienced and expects to continue to experience actual or attempted cyberattacks of its IT networks. To the best of AutoMax’s knowledge, no cybersecurity incidents were detected. Although no attempted cyberattacks has had a material adverse effect on its operations or financial condition thus far, AutoMax cannot guarantee that any such incidents will not have a material adverse effect on our operations or financial condition in the future.

As such, its tools and servers are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with the AutoMax computer systems and tools located at its facility, at cloud services or at customer sites, or could be subject to system failures or malfunctions for other reasons. Increased information technology security threats and more sophisticated computer crime pose a risk to the security of our systems and networks and the confidentiality, availability and integrity of our data or customer data. Cybersecurity attacks could also include attacks targeting the security, integrity and/or reliability of the hardware and software installed in its products. System failures or malfunctioning could disrupt AutoMax’s operations and its ability to timely and accurately process and report key components of its financial results.

AutoMax’s collection, use, storage, disclosure, transfer and other processing of personal information, could give rise to significant costs, liabilities and other risks, including as a result of investigations, inquiries, litigation, fines, legislative and regulatory action and negative press about its privacy and data protection practices, which may harm our business, financial conditions, results of operations and prospects.

AutoMax’s operations are dependent on secure processing, transmission, storing on its computers and networks proprietary and confidential information. AutoMax uses various third-party storage platforms which could make it more vulnerable to such cyberattacks. Furthermore, AutoMax relies on digital technologies to process payments, both on its networks and third-party systems.

Privacy laws are ever changing and continue to create new individual privacy rights, including regulations regarding the manner in which such personal information should be handled. As part of its ongoing operations, AutoMax gathers certain personal information from customers, vendors, manufactures and others. AutoMax has invested in implementing security controls and adapting its systems, amongst others, by engaging Integrity Consulting and Risk Management (I.C.M.) Ltd., which manages information security and privacy protection within the company. However, any misuse of such information or storing it inappropriately and not adequately protecting it could lead to inquiries, litigation, fines, legislative and regulatory action against AutoMax.

In light of the stated, there is a certain dependence on the information security, backup and retrieval capabilities of those providers. In this aspect, AutoMax has a system of backups, designed to create a recovery mechanism from a situation where one backup environment cannot, for whatever reason, support the provision of services.

AutoMax’s General Risk Factors

Macroeconomic factors such as fluctuation in vehicle prices, fuel prices, supply chain disruptions, and vehicle-related technology advancements could have an adverse effect on AutoMax’s revenues and operating results.

Macroeconomic factors that affect oil prices and the automobile and commodity markets can have adverse effects on AutoMax’s revenues, revenue growth rates (if any), and operating results. Significant increases in the cost of fuel could lead to a reduction in miles driven per car and a reduction in accident rates. A material reduction in accident rates, whether due to, among other things, a reduction in miles driven per car, vehicle-related technological advances such as accident avoidance systems and, to the extent widely adopted, the advent of autonomous vehicles, could have a material impact on revenue growth. Similarly, a reduction in total loss frequency rates, due to among other things, sharp increases in used car prices that make it less economical for insurance company sellers to declare a vehicle involved in an accident a total loss, could also have a material impact on revenue growth. In addition, under the AutoMax Percentage Incentive Program contracts (“PIP”), the cost of transporting the vehicle to one of our facilities is included in the PIP fee. AutoMax may incur increased fees, which it may not be able to pass on to its vehicle sellers. A material increase in transportation rates could have a material impact on AutoMax’s operating results. Volatility in fuel, commodity, and used car prices could have a material adverse effect on its revenues and revenue growth rates in future periods.

Exchange rate fluctuations between the U.S, dollar, Euro and the New Israeli Shekel currencies may negatively affect AutoMax’s earnings.

As a result of the international nature of AutoMax’s business, it is exposed to risks associated with changes in foreign currency exchange rates. Substantially all its cost of purchases are either in U.S. dollars or Euros while the majority of its revenues and AutoMax’s management, marketing, sales and research and development costs are in NIS. AutoMax is therefore exposed to foreign currency risk due to fluctuations in exchange rates. This may result in gains or losses with respect to movements in exchange rates, which may be significant and may also cause fluctuations in reported financial information that are not necessarily related to its operating results.

Risks Related to AutoMax’s Operations in Israel

Conditions in Israel, including the ongoing war between Israel and Hamas, and other conflicts in the region, may adversely affect AutoMax’s operations and limit its ability to market its products, which would lead to a decrease in revenues.

AutoMax is incorporated under the laws of the State of Israel, and its employees, including management members, operate from their offices that are located in Tel Aviv, Israel. In addition, a number its officers and directors are residents of Israel. Accordingly, AutoMax’s business and operations are directly affected by economic, political, geopolitical and military conditions in Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its neighboring countries and terrorist organizations active in the region. These conflicts have involved missile strikes, hostile infiltrations and terrorism against civilian targets in various parts of Israel, which have negatively affected business conditions in Israel.

In October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in extensive deaths, injuries and kidnapping of civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and a military campaign against these terrorist organizations commenced in parallel to their continued rocket and terror attacks. As a result of the war, operations at two of AutoMax’s branch locations were closed and have not reopened as of the date of this prospectus.

The intensity and duration of Israel’s current war against Hamas is difficult to predict, as are such war’s economic implications on our business and operations and on Israel’s economy in general. These events may be intertwined with wider macroeconomic indications of a deterioration of Israel’s economic standing, for instance, a downgrade in Israel’s credit rating by rating agencies (such as the recent downgrade by Moody’s of its credit rating of Israel from A1 to A2, as well as the downgrade of its outlook rating from “stable” to “negative” and the S&P Global lowered its long-term credit rating from AA- to A+, as well as a downgrade of its short-term credit ratings from A-1+ to A-1, with an outlook on the long-term ratings “negative”). which may have a material adverse effect on AutoMax and its ability to effectively conduct its operations. As many of AutoMax’s customers purchase their vehicles through credit financing, an adverse material effect on Israel’s economy could impact the ability to obtain such credit financing on favorable terms, which in turn could lead to a decrease in AutoMax sales.

In connection with the Israeli security cabinet’s declaration of war against Hamas and possible hostilities with other organizations, several hundred thousand Israeli military reservists were drafted to perform immediate military service. Certain of AutoMax’s employees and consultants in Israel, in addition to employees of our service providers located in Israel, have been called, and additional employees may be called, for service in the current or future wars or other armed conflicts with Hamas and others, and such persons may be absent for an extended period of time. As a result, its operations may be disrupted by such absences, which disruption may materially and adversely affect its business and results of operations. Additionally, the absence of employees of AutoMax’s Israeli suppliers and contract manufacturers due to their military service in the current or future wars or other armed conflicts may disrupt their operations, which in turn may materially and adversely affect its ability to deliver or provide products and services to customers.

Following the attack by Hamas on Israel’s southern border, Hezbollah in Lebanon also launched missile, rocket, drone and shooting attacks against Israeli military sites, troops and Israeli towns in northern Israel. In response to these attacked, the Israeli army has carried out a number of targeted strikes on sites belonging to Hezbollah in Lebanon. Recently, Iran has directly joined the hostilities against Israel by firing hundreds of drones, ballistic missiles and guided missiles to Israel causing further uncertainty in the region. While currently no damages were registered in Israel from such attack, the situation is developing and could lead to additional wars and hostilities in the Middle East. It is possible that other terrorist organizations, including Palestinian military organizations in the West Bank will join the hostilities. Such hostilities may include terror and missile attacks. In the event that AutoMax’s facilities are damaged as a result of hostile actions, or hostilities otherwise disrupt its ongoing operations, its ability to deliver or provide products and services in a timely manner to meet AutoMax’s contractual obligations towards customers and vendors could be materially and adversely affected. AutoMax’s commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of certain direct damages that are caused by terrorist attacks or acts of war, AutoMax cannot assure you that such government coverage will be maintained or that it will sufficiently cover its potential damages. Any losses or damages incurred by AutoMax could have a material adverse effect on its business.

Provisions of Israeli law may make it easy for AutoMax’s shareholders to demand that AutoMax convenes a shareholders meeting, and/or allow shareholders to convene a shareholder meeting without the consent of AutoMax’s management, which may disrupt AutoMax’s management’s ability to run the company.

Israeli law may allow any one or more of AutoMax’s shareholders holding, in the aggregate, at least 5% of our voting rights to demand that we convene a special shareholders meeting. Also, in the event that AutoMax chooses not to convene a special shareholders meeting pursuant to such a request, Sections 64-65 of the Companies Law provide, among others, that such shareholders may independently convene a special shareholders meeting within three months (or under court’s ruling) and require AutoMax to cover the costs, within reason, and as a result thereof, AutoMax’s directors might be required to repay such costs. If AutoMax’s shareholders decide to exercise these rights in a way inconsistent with AutoMax’s management’s strategic plans, AutoMax’s management’s ability to run the company may be disrupted, and this process may entail significant costs to the company.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” and elsewhere in this prospectus, including in our 2023 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus, constitute forward-looking statements. Forward-looking statements are often characterized by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” “believe,” “should,” “intend,” “project” or other similar words, but are not the only way these statements are identified.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our product candidates, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our ability to raise capital through the issuance of additional securities and ability to continue as a going concern;

●	our ability to advance the development our pharmaceutical product candidates, including the anticipated starting and ending dates of our anticipated clinical trials;

●	our assessment of the potential of our pharmaceutical product candidates to treat certain indications;

●	our ability to successfully receive approvals from the FDA, or other regulatory bodies, including approval to conduct clinical trials, the scope of those trials and the prospects for regulatory approval of, or other regulatory action with respect to our product candidates, including the regulatory pathway to be designated to our product candidates;

●	the regulatory environment and changes in the health policies and regimes in the countries in which we operate, including the impact of any changes in regulation and legislation that could affect the pharmaceutical industry;

●	our ability to commercialize our existing product candidates and future sales of our existing product candidates or any other future potential product candidates;

●	our ability to meet our expectations regarding the commercial supply of our product candidates;

●	our ability to integrate our new eCommerce operations business, which focuses on the sale of hemp-based products on the Amazon.com marketplace;

●	our ability to pursue a restructuring plan which involves transferring our pharmaceutical activities to a new wholly-owned subsidiary and listing it on a leading stock exchange;

●	the overall global economic environment;

●	general market, political and economic conditions in the countries in which we operate including those related to recent unrest and actual or potential armed conflict in Israel and other parts of the Middle East, such as the recent attack by Hamas and other terrorist organizations from the Gaza Strip and Israel’s war against them and hostilities with Hezbollah on the northern border of Israel;

●	projected capital expenditures and liquidity;

●	changes in our strategy;

●	litigation; and

●	those factors discussed in the section “Risk Factors” beginning on page 4 of this prospectus.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in “Item 3. — Key Information — D. Risk Factors” in our Annual Report and in this prospectus in greater detail under the heading “Risk Factors” on page 4 of the prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

This prospectus relates to our Ordinary Shares that may be offered and sold from time to time by YA, the Selling Shareholder. All of the Ordinary Shares offered by the Selling Shareholder pursuant to this prospectus will be sold by the Selling Shareholder for its own account. We will not receive any of the proceeds from these sales.

We may receive up to $20.0 million aggregate gross proceeds under the SEPA from any sales we make to YA pursuant to the SEPA. To date, we have not sold any Ordinary Shares (other than the Commitment Shares), pursuant to the SEPA. However, we are unable to estimate the actual amount of proceeds that we may receive, as it will depend on the number of shares that we choose to sell, our ability to meet the conditions to purchases set forth in SEPA, market conditions and the price of our Ordinary Shares, among other factors.

We expect to use any proceeds that we receive under the SEPA for working capital, which includes research and development to advance our technology, general corporate purposes, and pursuing strategic opportunities which include expanding our pipeline and investments in other companies that may not necessarily be aligned with our current business strategy. We cannot provide any assurance that we will be able to carry out any potential investments we may identify. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2023:

●	on an actual basis;

●	on a pro forma basis to give effect to (i) our extension of a $1.4 million bridge loan to a leading vehicle importer company in Israel; (ii) the issuance of 55,293 Commitment Shares to YA; (iii) the issuance of 925,159 ordinary shares sold under the SEPA; and (iv) the exercises of 1,587,716 pre-funded warrants and issuance of 1,587,716 Ordinary Shares.

●	on a pro forma as adjusted basis to give effect to bridge loan and issuances described above and the additional issuance of 4,422,435 Ordinary Shares under the SEPA, at an assumed public offering price of $3.74 per Ordinary Share, which is the last reported sales price on Nasdaq of our Ordinary Shares on February 26, 2024, and after deducting estimated offering expenses, as if the sale of the Ordinary Shares had occurred on December 31, 2023.

The information in this table should be read in conjunction with and is qualified by reference to the financial information thereto and other financial information incorporated by reference into this prospectus.

		As of December 31, 2023 (U.S. dollars in thousands)
	Actual	Pro Forma	As Adjusted
Cash and cash equivalents	$2,076	$3,300	$20,578
Total assets	$11,182	$13,806	$31,084
Total liabilities	$1,595	$1,595	$1,595
Shareholders’ equity:
Share capital and premium	$64,526	$67,150	$84,428
Ordinary Shares, no par value: 706,683 Ordinary Shares issued and outstanding (actual); 3,097,815 Ordinary Shares issued and outstanding (Pro Forma); and 7,372,751 Ordinary Shares issued and outstanding (as adjusted)
Reserve for share-based payment transactions	$5,282	$5,282	$5,282
Warrants	$5,190	$5,190	$5,190
Foreign currency translation reserve	$497	$497	$497
Transactions with non-controlling interests	$810	$810	$810
Accumulated loss	$(68,621)	$(68,621)	$(68,621)
Non-controlling interests	$1,973	$1,973	$1,973
Total equity	$9,587	$12,211	$29,489

The table above is based on 706,683 Ordinary Shares outstanding as of December 31, 2023. This number excludes:

●	7,013 Ordinary Shares issuable upon the exercise of options outstanding under our 2015 Share Option Plan, at a weighted average exercise price of $166.28 per share;

●	1,013,787 Ordinary Shares reserved for issuance and available for future grant under our 2023 Share Option Plan;

●	364,694 Ordinary Shares issuable upon the exercise of outstanding warrants, with exercise prices ranging from $68.38 to $637.0 per Ordinary Share; and

●	2,285,000 Ordinary Shares issuable upon the exercise of outstanding pre-funded warrants, with exercise prices ranging from $0.001 to $0.026 per Ordinary Share.

SELLING SHAREHOLDER

This prospectus relates to the possible resale from time to time by YA of any or all of the Ordinary Shares that have been or may be issued by us to YA under the SEPA. For additional information regarding the issuance of Ordinary Shares covered by this prospectus, see the section titled “Prospectus Summary —Standby Equity Purchase Agreement with YA” above. Except for the transactions contemplated by the SEPA, YA does not, and has not had, any material relationship with us.

 The table below presents information regarding the Selling Shareholder and the Ordinary Shares that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Shareholder. The number of shares in the column “Maximum Number of Ordinary Shares to be Offered Pursuant to this Prospectus” represents all of the Ordinary Shares that the Selling Shareholder may offer under this prospectus. The Selling Shareholder may sell some, all or none of its shares in this offering. We do not know how long the Selling Shareholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes Ordinary Shares with respect to which the Selling Shareholder has voting and investment power. The percentage of Ordinary Shares beneficially owned by the Selling Shareholder prior to the offering shown in the table below is based on an aggregate of 3,097,815 of our Ordinary Shares outstanding on April 30, 2024. The number of shares that may actually be sold by us under the SEPA may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Shareholder pursuant to this prospectus.

	Number of Shares of Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares to be Offered Pursuant to this Prospectus	Number of Ordinary Shares Owned After Offering
Name of Selling Shareholder	Number(1)	Percent	Number	Number(2)	Percent
YA II PN, LTD.(3) (4)	0	0%	4,422,435	0	0%

(1)	We have excluded from the number of shares beneficially owned prior to the offering all of the shares that YA may be required to purchase under the SEPA, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the SEPA, the satisfaction of which are entirely outside of YA’s control, including the registration statement that includes this prospectus becoming and remaining effective.

(2)	Assumes the sale of all shares being offered pursuant to this prospectus. Depending on the price per share at which we sell our Ordinary Shares to YA pursuant to the SEPA, we may need to sell to YA under the SEPA more shares of our Ordinary Shares than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $20.0 million total commitment under the SEPA. If we choose to do so and otherwise satisfy the conditions in the SEPA, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by YA is dependent upon the number of shares we sell to YA under the SEPA.

(3)	YA is a fund managed by Yorkville Advisors Global, LP, or Yorkville LP. Yorkville Advisors Global II, LLC, or Yorkville LLC, is the General Partner of Yorkville LP. All investment decisions for YA are made by Yorkville LLC’s President and Managing Member, Mr. Mark Angelo. The business address of YA is 1012 Springfield Avenue, Mountainside, NJ 07092.

(4)	Pursuant to the SEPA, YA is not permitted to purchase nor acquire Ordinary Shares of the Company under the SEPA that would result in it beneficially owning in excess of 9.99% of the outstanding voting power or number of Ordinary Shares outstanding.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of the amended and restated articles of association (the “Articles”) are summaries and do not purport to be complete.

Registration number and purposes of the Company

Our registration number with the Israeli Registrar of Companies is 51-358165-2. Our purpose as set forth in our Articles is to engage in any lawful activity.

Type and class of securities

Our authorized share capital consists of 75,000,000 Ordinary shares. All of our outstanding Ordinary Shares have been validly issued, are fully paid and non-assessable.

Preemptive rights

Our Ordinary Shares are not redeemable and are not subject to any preemptive right.

Transfer of shares

Our fully paid Ordinary Shares are issued in registered form and may be freely transferred under our Articles, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our Ordinary Shares by non-residents of Israel is not restricted in any way by our Articles or the laws of the State of Israel, except for ownership by nationals of certain countries that are, or have been, in a state of war with Israel.

Liability to further capital calls

Our board of directors may make, from time to time, such calls as it may deem fit upon shareholders with respect to any sum unpaid with respect to shares held by such shareholders which is not payable at a fixed time. Such shareholder has to pay the amount of every call so made upon him or her.

Election of directors

Under our Articles, our board of directors must consist of at least three (3) and not more than eight (8) directors, including, if applicable, two external directors appointed as required under the Companies Law 5759-1999 (the “Companies Law”). Other than our external directors (if any), our directors are divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one third of the total number of directors constituting the entire board of directors. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors is for a term of office that expires on the third annual general meeting following such election or re-election, such that from 2020 and after, at each annual general meeting the term of office only one class of directors will expire. Each director, holds office until the annual general meeting of our shareholders for the year in which his or her term expires and until his or her successor is duly appointed, unless the tenure of such director expires earlier pursuant to the Companies Law upon the occurrence of certain events or unless removed from office by a vote of the holders of at least 65% of the total voting power of our shareholders at a general meeting of our shareholders in accordance with our amended and restated Articles.

Further, our shareholders approved an approval mechanism similar to a mechanism that exists in the Delaware Generate Corporate Law, which requires an affirmative vote of the board of directors (by 75% of the members) in addition to the approval of our shareholders in order to amend such provisions.

In addition, if a director’s office becomes vacant, the remaining serving directors may continue to act in any manner, provided that the number of the serving directors shall not be less than three (3). If the number of serving Directors is lower than their minimal one, the Board shall not be permitted to act, other than for the purpose of convening a general meeting of the Company’s shareholders for the purpose of appointing additional Directors. For further information on the election and removal of directors see “Item 6. Directors, Senior Management and Employees—C. Board Practices” of the Company’s Annual Report.

Contested election

Under our Articles, in the event of a contested election, our board of directors in its discretion, will set the method of calculation of the votes and the manner in which the resolutions will be presented to our shareholders at the general meeting. In the event that our board of directors does not or is unable to make a determination on such matter, then the directors will be elected by a plurality of the voting power represented at the general meeting in person or by proxy and voting on the election of directors.

Dividend and liquidation rights

We may declare a dividend to be paid to the holders of our Ordinary Shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the Company’s articles of association provide otherwise. Our Articles do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited consolidated financial statements, provided that the date of the financial statements is not more than six months prior to the date of the distribution, or we may distribute dividends that do not meet such criteria only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our Ordinary Shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange controls

There are currently no Israeli currency control restrictions on remittances of dividends on our Ordinary Shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of certain countries that are, or have been, in a state of war with Israel.

DESCRIPTION OF RIGHTS TO PURCHASE THE ORDINARY SHARES

Rights and Rights Agreement

Our board of directors authorized, pursuant to the Rights Plan, (i) the issuance, on December 8, 2023, of one special purchase right , or a “Right for each Ordinary Share outstanding at the Close of Business on December 8, 2023, or the “Record Date, as well as (ii) the issuance of one Right for each Ordinary Share issued after the Record Date and prior to the earliest of the Issuance Date, the Redemption Date (as defined below) and the Final Expiration Date (as defined below) (including Ordinary Shares issued pursuant to the exercise, conversion or settlement of securities exercisable for, convertible into or that may be settled for, Ordinary Shares or rights, in each case, issued or granted prior to, and outstanding as of, the Issuance Date). Each Right will represent the right to purchase one (1) Ordinary Share, at the price of $0.001 per share upon the terms and subject to the conditions described below.

The Rights were issued pursuant to a Rights Agreement, dated as of November 28, 2023, or the Rights Agreement, between the Company and Vstock Transfer LLC, as rights agent, or the “Rights Agent. Each Right will allow its holder to purchase from the Company one (1) Ordinary Share, at a purchase price of $0.001 per Ordinary Share, once the Rights become exercisable. Prior to exercise, each Right does not give its holder any dividend, voting, liquidation or other rights as a shareholder of the Company

Exercise Period; Rights Certificates

The Rights will not be exercisable until the close of business on the tenth (10th) day after the public announcement or public disclosure that a person or group has become an “Acquiring Person” by obtaining beneficial ownership of 10% or more of the Company’s outstanding Ordinary Shares (subject to the parameters and exceptions described below and in the Rights Agreement, referred here as an “Acquiring Person”), except if such person or group has become an Acquiring Person pursuant to an offer approved by the majority of the board of directors (such date, upon which the Rights become exercisable, is referred to as the “Issuance Date”).

If a Person’s beneficial ownership of the then-outstanding Ordinary Shares as of the time of the public announcement of the Rights Plan is at or above 10% (including through entry into certain derivative positions), that person or group’s then-existing ownership percentage would be grandfathered and would not trigger the exercisability of the Rights, as that Person will not be deemed to be an Acquiring Person. However, the Rights would become exercisable (and such Person will be deemed to be an Acquiring Person) if at any time after such announcement, that shareholder increases its beneficial ownership percentage of Ordinary Shares of the Company by 0.5% or if at any time after such announcement, such shareholder’s beneficial ownership of Ordinary Shares is reduced to an amount that is less than 10% of the then-outstanding Ordinary Shares and thereafter such shareholder becomes an Acquiring Person.

Until the Issuance Date, the balances in the book-entry accounting system of the transfer agent for our Ordinary Shares or, in the case of certificated shares, Ordinary Shares certificates, will also evidence the Rights, and any transfer of Ordinary Shares or, in the case of certificated shares, certificates for Ordinary Shares, will constitute a transfer of Rights. After that date, the Rights will separate from the Ordinary Shares and be evidenced solely by Rights Certificates that we will mail to all eligible holders of Ordinary Shares, or we may choose to use book-entry in lieu of physical certificates. Under certain circumstances, any Rights held by an Acquiring Person or any Associate or Affiliate thereof are void and may not be exercised. The Rights shall not be exercisable, and shall be void so long as held, by a holder in any jurisdiction where the requisite qualification for the issuance to such holder, or the exercise by such holder of the Rights in such jurisdiction, shall not have been obtained or be obtainable.

In addition, in connection with the issuance or sale of Ordinary Shares following the Issuance Date and prior to the redemption, exchange, or expiration of the Rights, the Company (a) shall, with respect to Ordinary Shares so issued or sold pursuant to the exercise of share options or pursuant to any other award or right under any employee benefit plan or arrangement, granted or awarded as of the Issuance Date (including, for example, upon the or purchase of Ordinary Shares under the Company’s share incentive plans), or upon the exercise, conversion or exchange of securities hereinafter issued by the Company (except as may otherwise be provided in the instrument(s) governing such securities), and (b) may, in any other case, if deemed necessary or appropriate by the board of directors, issue Rights Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that (i) no such Rights Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Rights Certificate would be issued, and (ii) no such Rights Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof.

Flip-In/Flip-Over

If a person or group becomes an Acquiring Person, then beginning on the Issuance Date, all holders of Rights except the Acquiring Person or any associate or affiliate thereof may, for a purchase price of $0.001 per one Ordinary Share, purchase one (1) Ordinary Share for each Ordinary Share of the Company then beneficially owned by such person.

If our Company is later acquired in a merger or similar transaction after the Issuance Date, all holders of Rights except the Acquiring Person or any associate or affiliate thereof may, for a purchase price of $0.001 per share (subject to adjustments as provided in the Rights Agreement, purchase one (1) times the number of shares of the acquiring corporation, that each shareholder of the Company is entitled for each Ordinary Share held.

Scope of “Acquiring Person” Definition

An “Acquiring Person” is any Person who or which, together with all affiliates and associates of such Person, shall be the Beneficial Owner of 10% or more of the Ordinary Shares of the Company then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit or share ownership plan of the Company or any Subsidiary of the Company, or any entity holding Ordinary Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of Ordinary Shares by the Company which, by reducing the number of Ordinary Shares of the Company outstanding, increases the proportionate number of Ordinary Shares of the Company beneficially owned by such Person to 10% or more of the Ordinary Shares of the Company then outstanding; provided, however, that, if a Person shall become the Beneficial Owner of 10% or more of the Ordinary Shares of the Company then outstanding by reason of share purchases by the Company and shall, after the public disclosure of such share purchases by the Company, become the Beneficial Owner of any additional Ordinary Shares of the Company, then such Person shall be deemed to be an “Acquiring Person.” Notwithstanding the foregoing, if the board of directors determines in good faith that a Person who would otherwise be an “Acquiring Person” has become such inadvertently, and such Person divests or undertakes to divest, as promptly as practicable a sufficient number of Ordinary Shares, so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph, then such Person shall not be deemed to be an “Acquiring Person” for any purposes of the Rights Agreement.

If a bona fide swaps dealer who would otherwise be an “Acquiring Person” has become so as a result of its actions in the ordinary course of its business that the Board determines were taken without the intent or effect of evading or assisting any other Person to evade the purposes and intent of the Rights Agreement, or otherwise seeking to control or influence the management or policies of the Company, then, and unless and until the board of directors shall otherwise determine, such Person shall not be deemed to be an “Acquiring Person” for purposes of the Rights Agreement. Furthermore, no Person who purchases securities of the Company either directly from the Company or from any underwriters engaged by the Company, in each case in a securities offering transaction approved by the board of directors as an offering intended to allow a Person or a group of Persons to beneficially own, upon the consummation of such offering, more than 10% of the Ordinary Shares of the Company then outstanding, shall become an “Acquiring Person” unless such Person shall, after the consummation of such offering, beneficially own additional Ordinary Shares of the Company in the amount equal to or greater than the sum of (I) the lowest Ordinary Shares beneficially owned by such Person as a percentage of the outstanding Ordinary Shares as of immediately after the consummation of such offering and (II) 0.5%. The definition of Acquiring Person is furthermore subject to the “grandfathering” scenarios described under “Exercise Period; Rights Certificates” above.

Exchange

The Board may, at its option, at any time after the Issuance Date, exchange all or part of the then outstanding and exercisable Rights (except for Rights that have become void) for Ordinary Shares at an exchange ratio of one (1) Ordinary Share per Right, appropriately adjusted to reflect any adjustment in the number of Rights, or the Exchange Ratio. However, the board of directors will not be empowered to effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit or share ownership plan of the Company or any such Subsidiary, or any entity holding Ordinary Shares for or pursuant to the terms of any such plan), together with all affiliates and associates of such Person, becomes the Beneficial Owner of 50% or more of the Ordinary Shares then outstanding.

Immediately upon the action of the board of directors ordering the foregoing exchange, the right to exercise the Rights that are to be exchanged will terminate and the only right thereafter of a holder of such Rights shall be to receive that number of Ordinary Shares equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. In the event that there shall not be sufficient Ordinary Shares issued but not outstanding or authorized but unissued to permit any exchange of Rights, the Company will take all such action as may be necessary to authorize additional Ordinary Shares for issuance upon exchange of the Rights.

Anti-Dilution Provisions

Our board of directors may adjust the purchase price of Ordinary Shares under each Right, the number of Ordinary Shares issuable under each Right, and the number of outstanding Rights to prevent dilution that may occur from a share dividend, a share split, or a reclassification of the Ordinary Shares.

Amendments

The terms of the Rights Agreement may be amended by our board of directors without the consent of the holders of the Rights. After a person or group becomes an Acquiring Person, our board of directors may not amend the Rights Agreement in a way that adversely affects holders of the Rights.

Redemption

The board of directors may at its option, at any time prior to the Issuance Date, redeem all but not less than all the then outstanding Rights. The redemption of the Rights by the board of directors may be made effective at such time, on such basis and with such conditions as the board of directors, in its sole discretion, may establish (the effective date of redemption, the is referred to as the “Redemption Date”). Immediately upon the effectiveness of the action of the board of directors ordering the redemption of the Rights, and without any further action and without any notice, the right to exercise the Rights will terminate.

Expiration

The Rights will expire on November 27, 2024, or the Final Expiration Date.

PLAN OF DISTRIBUTION

On January 21, 2024, we entered into the SEPA with YA. The SEPA provides that, upon the terms and subject to the conditions set forth therein, YA is committed to purchase up to $20.0 million of our Ordinary Shares over an approximately 36-month commitment period. Of the Commitment Amount, to date we have not sold any Ordinary Shares (other than the Commitment Shares). From time to time, and at our sole discretion, we may present YA with advance notices to purchase our Ordinary Shares. The shares would be purchased pursuant to the SEPA at 97% of the market price, which is defined as the lowest daily volume weighted average price of the Shares during the three consecutive trading days commencing on the trading day immediately following our delivery of an advance notice to YA.

The Ordinary Shares offered by this prospectus are being offered by the Selling Shareholder, YA. The Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. We have agreed in the SEPA to provide customary indemnification to YA.

It is possible that our shares may be sold from time to time by YA in one or more of the following manners:

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	to a broker-dealer as principal and resale by the broker-dealer for its account; or

●	a combination of any such methods of sale.

YA has agreed that, during the term of the SEPA, it shall not engage in any short sales or hedging transactions with respect to our Ordinary Shares, provided that upon receipt of an advance notice, YA may sell shares that it is obligated to purchase under such advance notice prior to taking possession of such shares.

YA and any unaffiliated broker-dealer will be subject to liability under the federal securities laws and must comply with the requirements of the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of Ordinary Shares by YA or any unaffiliated broker-dealer. Under these rules and regulations, YA and any unaffiliated broker-dealer:

●	may not engage in any stabilization activity in connection with our securities;

●	must furnish each broker which offers shares of our common stock covered by the prospectus and accompanying prospectus that are a part of our Registration Statement with the number of copies of such prospectus and accompanying prospectus which are required by each broker; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the Ordinary Shares by YA and any unaffiliated broker-dealer.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the Ordinary Shares covered by this prospectus by the Selling Shareholder. We estimate that our total expenses for the offering will be approximately $98,000.

EXPENSES

Set forth below is an itemization of the total expenses expected to be incurred by us in connection with the offer and sale of the securities. With the exception of the SEC registration fee, all amounts are estimates:

SEC registration fee	$2,854.93	*
Printer fees and expenses	$5,000	*
Legal fees and expenses	$80,000	*
Accounting and professional fees and expenses	$7,500	*
Miscellaneous	$2,500	*
Total	$97,854.93	*

*	Previously paid.

LEGAL MATTERS

Certain legal matters concerning the SEPA will be passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the validity of the Ordinary Shares offered by this prospectus will be passed upon for us by Meitar | Law Offices, Ramat Gan, Israel.

EXPERTS

The consolidated financial statements of SciSparc Ltd. appearing in SciSparc Ltd.’s Annual Report (Form 20-F) for the year ended December 31, 2023, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Automax Motors Ltd. as of December 31, 2023 and 2022 and the Years ended December 31, 2023 and 2022, incorporated by reference in this prospectus have been audited by Ben David Shalvi Kop & Co, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statements of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Meitar | Law Offices, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning Israel is not the most appropriate forum to bring such a claim. In Israeli courts, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process and certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of our Ordinary Shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited interim financial information.

We maintain a corporate website at www.scisparc.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

●	Our Annual Report on Form 20-F for the year ended December 31, 2023, filed on April 1, 2024 (File No. 001-38041), as amended by the Form 20-F/A filed with the SEC on May 2, 2024;

●	our Reports of Foreign Private Issuer on Form 6-K filed on April 11, 2024 and May 2, 2024; and

●	the description of our Ordinary Shares contained in our Form 8-A filed on March 21, 2017 (File No. 001-38041), including any amendments or reports filed for the purpose of updating such description.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at: SciSparc Ltd., 20 Raul Wallenberg Street, Tower A, Tel Aviv 6971916, Israel, Tel: +972-(3) 610-3100.

Up to 4,422,435 Ordinary Shares

SciSparc Ltd.

PROSPECTUS

                 , 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the Company, in whole or in part, for damages caused to the Company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our Articles of Association contain such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event provided a provision authorizing such indemnification is contained in its articles of association:

●	a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the Company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

●	reasonable litigation expenses, including legal fees, incurred by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court (i) in proceedings instituted against him or her by the Company, on its behalf or by a third party, or (ii) in connection with criminal proceedings in which the office holder was acquitted, or (iii) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the Company’s articles of association:

●	a breach of the duty of loyalty to the Company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the Company;

●	a breach of the duty of care to the Company or to a third party, including a breach arising out of the negligent conduct of the office holder;

●	a financial liability imposed on the office holder in favor of a third party;

●	a financial liability imposed on the office holder in favor of a third party harmed by a breach in an administrative proceeding; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the Company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine, monetary sanction or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee, the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the Company’s compensation policy and that policy was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the Company’s profitability, assets or obligations.

Our Articles of Association allow us to exculpate, indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors and officers’ liability insurance policy.

We have entered into agreements with each of our directors and executive officers exculpating them in advance from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them. This exculpation and indemnification is limited both in terms of amount and coverage and it covers certain amounts regarding administrative proceedings insurable or indemnifiable under the Companies Law and our Articles of Association.

In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act, is against public policy and therefore unenforceable.

There is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since May 1, 2021, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act. The conversions described below were exempt from registration under Securities Act in reliance on Section 3(a)(9) of the Securities Act.

On June 1, 2022, in connection with the 2022 Private Placement. In connection with the 2022 Private Placement, we issued 136,388 units and pre-funded units at a purchase price of $73.32 per unit (or $0.026 less per pre-funded unit) to an institutional investor. Each unit and pre-funded unit consisted of one Ordinary Share (or Ordinary Share equivalent) and two non-tradable warrants each exercisable for one Ordinary Share for $66.82 (for a total of 272,777 shares underlying the warrants).

On June 30, 2022, we and the institutional investor entered into a letter agreement and agreed, among other things, to amend certain terms of the 2022 Private Placement. On August 19, 2022, 123,504 of the pre-funded warrants were fully exercised at a nominal exercise price of $0.026 per share, which resulted in an issuance of 123,504 Ordinary Shares.

On September 30, 2022, in connection with the closing of the Wellution Acquisition Agreement, we issued the M.R.M Warrant to M.R.M to purchase up to 82,418 of our Ordinary Shares. As of the date of this Post Effective Amendment, the warrants to purchase up to 82,418 of our Ordinary Shares have been canceled.

On October 12, 2023, in connection with the 2023 Private Placement, we sold units to an institutional investor at a purchase price of $3.72 per unit, consisting of 1,930,108 pre-funded Ordinary Share purchase warrants to purchase up to 1,930,108 Ordinary Shares, and an additional accompanying pre-funded warrant to purchase up to 1,930,108 Ordinary Shares.

The pre-funded warrants were exercisable immediately upon issuance and have an exercise price of $0.001 per share. Following the transaction and as of April 30, 2024, we have issued 1,587,716 Ordinary Shares in respect of the exercise of 1,587,716 pre-funded warrants.

Item 8. Exhibits and Financial Statement Schedules

Exhibits:

Exhibit No.	Exhibit Description	Form	File No.	Exhibit No.	Filing Date	Filed/ Furnished
3.1	Amended and Restated Articles of Association of SciSparc Ltd.	F-3	333-269839	3.1	February 16, 2023
4.1	Form of Warrant, pursuant to Securities Purchase Agreement, dated March 19, 2020	6-K	001-38041	99.4	March 23, 2020
4.3	Form of Warrant	6-K	001-38041	4.2	November 24, 2020
4.4	Form of Pre-Funded Warrant	6-K	001-38041	99.4	March 2, 2021
4.5	Form of Series A Warrant	6-K	001-38041	99.5	March 2, 2021
4.6	Form of Series B Warrant	6-K	001-38041	99.6	March 2, 2021
4.7	Form of Ordinary Share Purchase Warrant, pursuant to Securities Purchase Agreement, dated May 27, 2022	6-K	001-38041	99.5	May 27, 2022
4.8	Form of Pre-Funded Ordinary Share Purchase Warrant, pursuant to Securities Purchase Agreement, dated May 27, 2022	6-K	001-38041	99.6	May 27, 2022
4.9	Share Purchase Warrant, pursuant to Assignment and Assumption Agreement dated September 12, 2022	6-K	001-38041	99.4	September 30, 2022
4.10	Form of Pre-Funded Warrant	6-K	001-38041	4.1	August 14, 2023
4.11	Form of Pre-Funded Warrant	6-K	001-38041	4.1	October 12, 2023
4.12	Form of Promissory Note between SciSparc Ltd. and YA II PN Ltd, which includes the Repayment Schedule (Exhibit 1)	6-K	001-38041	4.1	January 25, 2024
5.1	Opinion of Meitar Law Offices.					*
10.1	Form of Indemnification Agreement	20-F	001-38041	4.12	May 1, 2017
10.2	Form of Exculpation Agreement	20-F	001-38041	4.5	March 30, 2021
10.3	Compensation Policy for Executive Officers and Directors	20-F	001-38041	4.3	April 28, 2022
10.4^	License Agreement dated May 20, 2015, by and between the Company and Dekel Pharmaceuticals Ltd.	F-1	333-214458	10.1	December 6, 2016
10.5^^	License Agreement dated July 29, 2018, by and between the Company and Yissum Research Development Company of the Hebrew University of Jerusalem Ltd.	20-F	001-38041	4.2	May 15, 2019
10.6	Israeli Share Option Plan (2015)	F-1	333-214458	10.5	November 4, 2016
10.7	SciSparc Share Incentive Plan (2023)	F-1	333-277394	10.7	February 27, 2024
10.8	First Amendment to License Agreement dated as of August 19, 2015, by and between the Company and Dekel Pharmaceuticals Ltd.	20-F	001-38041	4.8	June 15, 2020
10.9	Third Amendment to License Agreement dated as of July 14, 2019, by and between the Company and Dekel Pharmaceuticals Ltd.	20-F	001-38041	4.9	June 15, 2020

10.10	Share Transfer Agreement, by and among Capital Point Ltd., Therapix Biosciences, Ltd. and Evero Health Ltd., dated May 15, 2020	6-K	001-38041	99.1	May 19, 2020
10.11	Asset Purchase Agreement, by and between Therapix Biosciences, Ltd. and Evero Health Ltd., dated May 15, 2020	6-K	001-38041	99.2	May 19, 2020
10.12	Warrant Agent Agreement, dated November 23, 2020	6-K	001-38041	4.1	November 24, 2020
10.13	Stock Purchase Agreement, dated February 23, 2023, by and between SciSparc Ltd., NewCo Inc. and Jeffs’ Brands Ltd.	6-K	001-38041	99.2	February 27, 2023
10.14	Addendum No. 1 to Stock Purchase Agreement, dated March 22, 2023, by and between Jeffs’ Brands Ltd, Jeffs’ Brands Holdings Inc. and SciSparc Ltd.	6-K	001-38041	10.2	April 4, 2023
10.15	Consulting Agreement, dated March 22, 2023, by and between Jeffs’ Brands Ltd and SciSparc Nutraceuticals Inc.	6-K	001-38041	10.3	April 4, 2023
10.16	Underwriting Agreement, dated August 10, 2023, by and between the Company and the Underwriter	6-K	001-38041	1.1	August 14, 2023
10.17	Securities Purchase Agreement dated October 11, 2023	6-K	001-38041	10.1	October 12, 2023
10.18	Registration Rights Agreement dated October 11, 2023	6-K	001-38041	10.2	October 12, 2023
10.19	Form of Confession of Judgment	6-K	001-38041	10.3	October 12, 2023
10.20	Letter Agreement with Aegis Capital Corp. dated October 10, 2023	6-K	001-38041	10.4	October 12, 2023
10.21	Standby Equity Purchase Agreement dated January 21, 2024 between YA II PN Ltd. and the Company	6-K	001-38041	10.1	January 25, 2024
10.22	First Amendment to the Standby Equity Purchase Agreement, dated as of February 26, 2024, between SciSparc Ltd. and YA II PN, Ltd	F-1	333-277394	10.22	February 27, 2024
10.23	Agreement and Plan of Merger, dated April 10, 2024, by and between SciSparc Ltd. with AutoMax Motors Ltd., and SciSparc Merger Sub Ltd.	6-K	001-38041	99.1	April 11, 2024
10.24	Form of Shareholder Support Agreement, dated April 10, 2024, by and between SciSparc Ltd. and each of the parties named in the Shareholder Support Agreement	6-K	001-38041	99.2	April 11, 2024
21.1	List of Subsidiaries	F-1	333-277394	21.1	February 27, 2024
23.1&	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered accounting firm for the Registrant.
23.2&	Consent of Ben David Shalvi Kop & Co, independent registered accounting firm for AutoMax Motors Ltd.
24.1	Power of Attorney					*
107	Calculation of Registration Fee Table					*

* &	Previously filed. Filed herewith.

^	Confidential treatment was granted with respect to certain portions of this exhibit pursuant to 17.C.F.R. §240.24b-2. Omitted portions were filed separately with the SEC.

^^	Certain identified information in the exhibit has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to SciSparc if publicly disclosed.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(2)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, State of Israel, on May 2, 2024.

SCISPARC LTD.

By:	/s/ Oz Adler
Oz Adler
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Oz Adler	Chief Executive Officer and Chief Financial Officer	May 2, 2024
Oz Adler	(Principal Executive Officer and Principal Accounting Officer)

*	Chairman of the Board of Directors	May 2, 2024
Amitay Weiss

*	Director	May 2, 2024
Amnon Ben Shay

*	Director	May 2, 2024
Alon Dayan

*	Director	May 2, 2024
Moshe Revach

*	Director	May 2, 2024
Itschak Shrem

*	Director	May 2, 2024
Liat Sidi

*	Director	May 2, 2024
Lior Vider

*By:	/s/ Oz Adler
Oz Adler
Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates, the duly authorized representative in the United States of SciSparc Ltd., has signed this registration statement on May 2, 2024.

Puglisi & Associates

By:	/s/ Donald Puglisi
Donald J. Puglisi
Managing Director